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                                                                   EXHIBIT 1O.14

                             THIRD AMENDMENT TO THE
                               REVOLVING LOAN AND
                               SECURITY AGREEMENT

        THIS THIRD AMENDMENT TO THE REVOLVING LOAN AND SECURITY AGREEMENT (the "Third Amendment") is entered into by and among NATIONAL CANADA FINANCE
CORP., NATIONAL BANK OF CANADA (New York, New York) (collectively, "Bank"), and TRANSTECHNOLOGY CORPORATION, a Delaware corporation ("Borrower").

                                    RECITALS

         A. On June 21, 1991, Borrower and Bank entered into a certain Revolving Loan And Security Agreement (the "Loan Agreement," all terms defined therein being used in this Third Amendment with the same meaning unless otherwise stated) under the terms of which Bank loaned to Borrower $9,000,000 on a revolving loan basis and $4,000,000 in the form of letters of credit pursuant to the provisions set forth in the Loan Agreement.

         B. On December 18, 1991, Borrower and Bank entered into a certain First Amendment To The Revolving Loan And Security Agreement (the "First Amendment") to provide for (1) the elimination of the $4,000,000 sub-limit imposed on Borrower by Bank with respect to funding of the Letter of Credit Facility, (2) the modification of certain covenants, and (3) the waiver by Bank of Borrower's compliance with Section 7.1(N) of the Loan Agreement relating to Borrower's net worth for the period ended September 29, 1991.

         C. On December 10, 1992, Borrower and Bank entered into a certain Second Amendment To The Revolving Loan And Security Agreement (the "Second Amendment") to provide for (1) an increase in the maximum principal amount of borrowings under the Revolving Loan from $13,000,000 to $25,000,000 (inclusive of the issuance by Bank to Borrower of a maximum of $5,000,000 of standby letters of credit), (2) a modification to the rate of interest charged on borrowings under the Revolving Loan to provide for a rate of interest based on the Base Rate or LIBOR (as defined therein), (3) a modification to the Borrowing Base to permit loan advances against the Eligible Inventory of Borrower, (4) the modification of Bank's Collateral of Borrower to include machinery and equipment of Borrower, (5) the modification of certain financial covenants of Borrower, (6) the payment by Borrower of certain dividends, and
(7) the extension of the Termination Date of the Loan Agreement.

         D. On December 31, 1992, Borrower and Bank entered into a letter agreement (the "Letter Agreement") to permit Borrower to pay dividends in accordance with Section 7.2(H) of the Loan Agreement, as amended, commencing with the quarter ending December 31, 1992.

         E. Borrower and Bank now desire to amend the Loan Agreement, as amended, to (1) increase the maximum principal amount of borrowings under the Revolving Loan from $25,000,000 to $35,000,000

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(inclusive of the issuance by Bank to Borrower of a maximum of $5,000,000 of standby letters of credit), (2) provide for a term loan facility in the principal amount of $10,000,000 with interest accruing at a rate equal to one-quarter (1/4) percentage points above the Base Rate, (3) provide Bank with a mortgage on the Palnut Property (as defined below), (4) modify the Borrowing Base to increase the amount of funds Borrower may borrow against Eligible Inventory from $13,000,000 to $18,000,000, and (5) establish a termination fee upon the prepayment by Borrower of the term loan, all in accordance with the provisions of this Third Amendment.

                                   PROVISIONS

         NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

SECTION I.       AMENDMENTS TO LOAN AGREEMENT.

        The Loan Agreement is amended as follows:

         A. On and after the effective date of this Third amendment each reference in the Loan Agreement to "this Agreement," "hereunder," and "hereof," or words of like import referring to the Loan Agreement shall mean and refer to the Loan Agreement, as amended by the First Amendment, the Second Amendment, the Letter Agreement and this Third Amendment. The Loan Agreement, as amended by the First Amendment, the Second Amendment, the Letter Agreement and this Third Amendment, is, and shall continue to be, in full force and effect and hereby is ratified and confirmed in all respects.

         B. Paragraphs (G), (J), (M), (N), (0), (MM), (XX) and (CCC) of Section
1.1 of the Loan Agreement are amended in their entirety as follows:

                 (G) Borrowing Base. Subject to the provisions of Section 2.1 of this Agreement, an amount equal to the lesser of:

                        (1) The sum of (a) eighty percent (80%) of the unpaid
                 face amount of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory or (ii) $18,000,000; or

                        (2) The Revolving Loan Credit Limit.

                 (J) Collateral. The Accounts, Inventory, Fixed Collateral, Palnut Property and all other Property of

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        Borrower now or at any time or times hereafter subject to a Lien in favor of Bank.

                 (M) Adjusted Base Rate. A fluctuating rate of interest equal to (1) with respect to the Revolving Loan, zero (0) percentage points above the Base Rate, and (2) with respect to the Term Loan, one-quarter (1/4) percentage points above the Base Rate; provided, however, that the Adjusted Base Rate applicable to the Term Loan shall be reduced by one-quarter (1/4) percentage points if Borrower's Net Income (as defined in Section 7.2(H) of this Agreement) equals or exceeds $6,000,000 for the fiscal year ended March 31, 1994. Any such reduction in the Adjusted Base Rate applicable to the Term Loan shall become effective two (2) business days following the receipt by Bank from Borrower of Borrower's unaudited interim financial statements for its fiscal year ending March 31, 1994; provided, however, if Borrower's audited financial statements for such fiscal year report Net Income of less than $6,000,000, such rate reduction shall be discontinued and any interest savings realized by Borrower based on such rate reduction shall be immediately due and payable to Bank.

                 (N) Credit Documents. This Agreement, the Promissory Note, the Term Note, the Mortgage, and all other agreements, instruments, and documents (including, but not limited to, all assignments, security agreements, lien waivers, subordinations, guarantees, powers of attorney, and consents) heretofore, now, or hereafter executed by Borrower and delivered to Bank (other than the legal opinions) with respect to the transactions contemplated by this Agreement, in each instance as the foregoing may be amended from time to time.

                 (O) Revolving Loan Credit Limit. An amount equal to Thirty-Five Million Dollars ($35,000,000).

                 (MM) Promissory Note. The Promissory Note executed by Borrower and delivered to Bank, dated June 21, 1991, as amended by the First Amendment To Promissory Note, dated December 10, 1992, and the Second Amendment To Promissory Note in the form attached hereto as Exhibit A (with such changes or modifications, if any, to which Borrower and National Canada Finance Corp. may agree) evidencing the Revolving Loan made by National Canada Finance Corp. pursuant to Section 2.1(A) of this Agreement, together with all amendments thereto and all notes issued in substitution therefor or replacement thereof.

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                (XX) Adjusted LIBOR Rate. A rate of interest equal to two (2)
        percentage points above LIBOR.

                 (CCC) Interest Period. A period of one hundred twenty (120) days commencing on the applicable borrowing date of each LIBOR Loan and ending on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by prepayment as provided in Section 2.4(C) of this Agreement or maturity of the Revolving Loan as provided in Section 2.1(B) of this Agreement, such period shall be shortened to end on such date.

         C. Paragraphs (GGG), (HHH), (III) and (JJJ) are added to Section 1.1 of the Loan Agreement as follows:

                 (GGG) Mortgage. The Open-End Mortgage And Security Agreement executed by Borrower in substantially the same form as attached to the Third Amendment as Exhibit B.

                 (HHH) Palnut Property. As defined in Section 4.1(E) of this Agreement.

                 (III) Term Loan. As defined in Section 2.2(A) of this
        Agreement.

                 (JJJ) Term Note. The Term Note to be executed by Borrower in substantially the form attached to the Third Amendment as Exhibit C (with such changes or modifications, if any, to which Borrower and National Canada Finance Corp. may agree) evidencing the Term Loan made by National Canada Finance Corp. pursuant to Section 2.2(A) of this Agreement, together with all amendments thereto and all notes issued in substitution therefor or replacement thereof.

         D. Section 2 of the Loan Agreement is amended in its entirety as follows:

                2.      LOANS, ADVANCES, AND LETTERS OF CREDIT

                 Subject to the provisions of this Agreement and each of the other Credit Documents including, but not limited to, those provisions or Credit Documents that provide that no loan advances need be made or standby letters of credit issued by Bank if, at the date of request for loan advances or the issuance of standby letters of credit hereunder by Borrower, an Event of Default, or event or condition which, with notice, lapse of time or both, would constitute an Event of Default, then exists, Bank shall provide the credit facilities described in this
        Section 2 for the account of Borrower.

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                2.1     Revolving Loan.

                 (A) Establishment of Revolving Loan. Subject to the provisions of this Agreement, and subject at all times to Bank's right to the creation of reserves for accrued interest and otherwise as Bank deems necessary or appropriate from time to time, Bank shall make such loans to Borrower as are requested by Borrower subject to the provisions of this Agreement consisting of advances made by Bank against the value of Eligible Accounts and Eligible Inventory (the "Revolving Loan"); provided, however, that the aggregate unpaid principal of the Revolving Loan outstanding at any one time shall not at any time exceed the Borrowing Base reduced by the aggregate face amount of all outstanding letters of credit under the Letter of Credit Facility, together with all unpaid draws thereon.

                 (B) Payment. The Revolving Loan shall bear interest as provided in this Section 2.1 and shall be evidenced by, and repayable in accordance with, the Promissory Note but, in the absence of the Promissory Note, shall be evidenced by Bank's record of disbursements and repayments. Without in any way limiting Bank's right at any time to demand payment of the entire principal amount of the Revolving Loan and all interest accrued thereon, upon the occurrence of an Event of Default, which right is absolute and unconditional, the entire principal amount of the Revolving Loan, together with all interest accrued thereon, shall become due and payable in full on the Termination Date without notice, presentment, demand, notice of dishonor, or any notice of any kind.

                 (C) Adjusted Base Rate Revolving Loans or Adjusted LIBOR Rate Revolving Loans. Borrower shall have the option, subject to the provisions set forth in this Agreement, to borrow under this Agreement, repay the same in whole but not in part, and re-borrow again at any time and from time to time, up to the applicable Borrowing Base (if any), (1) Revolving Loans, the outstanding principal balance of which shall bear interest at a rate per annum which shall be the Adjusted Base Rate from time to time in effect, or (2) Revolving Loans, the outstanding principal balance of which shall bear interest at a rate per annum which shall be equal to the Adjusted LIBOR Rate.

                 (D) Payment of Interest on Revolving Loans Bearing the Adjusted Base Rate. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) on the unpaid principal

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        amount of the Adjusted Base Rate Loans outstanding from time to time from the date thereof until paid, payable as of the last day of each month commencing December 31, 1992, and continuing on the last day of each month thereafter, and, at the maturity thereof, at a rate per annum which shall be equal to the Adjusted Base Rate from time to time in effect. Any increase or decrease in the Adjusted Base Rate resulting from a change in the Base Rate shall become effective on the date of such change.

                (E) Payment of Interest on Revolving Loans Bearing the Adjusted LIBOR Rate. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) at a fixed rate for each Interest Period on the unpaid principal amount of the LIBOR Loans outstanding from time to time from the date thereof until paid, payable as of each Interest Adjustment Date with respect to an Interest Period, at the rate per annum equal to the Adjusted LIBOR Rate, fixed in advance of each Interest Period as herein provided for each such Interest Period.

                 (F) Conversion of Loans. At the request of Borrower, Bank shall convert Revolving Loans bearing interest at the Adjusted Base Rate to Revolving Loans bearing interest at the Adjusted LIBOR Rate at any time, and shall convert Revolving Loans bearing interest at the Adjusted LIBOR Rate to Revolving Loans bearing interest at the Adjusted Base Rate, on any Interest Adjustment Date applicable to the Revolving Loan, but each request for loans under this Section 2.1 must bear interest only at the Adjusted Base Rate or at the Adjusted LIBOR Rate. Any Revolving Loan bearing interest at the Adjusted LIBOR Rate automatically shall begin bearing interest at the Adjusted Base Rate, if Borrower fails to request the Adjusted LIBOR Rate (i) when the Revolving Loan is made or (ii) prior to the expiration of the Interest Period of the Revolving Loan. In addition, if an Event of Default has occurred, Borrower shall be required, at the expiration of the then current Interest Period, to convert Revolving Loans bearing interest at the Adjusted Libor Rate to Revolving Loans bearing interest at the Adjusted Base Rate, and all Revolving Loans shall continue to bear interest at the Adjusted Base Rate until such Event of Default is cured.

        2.2     Term Loan.

                 (A) Establishment of Term Loan. Subject to the provisions of this Agreement, Bank shall make a term loan to Borrower in the amount of Ten Million Dollars ($10,000,000; the "Term Loan").

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                (B) Payment. The Term Loan shall bear interest as provided in paragraph (C) of this Section 2.2 and shall be evidenced by, and repayable in accordance with, the Term Note in the form of Exhibit C attached to the Third Amendment but, in the absence of such Term Note, shall be evidenced by Bank's records of disbursements and repayments. Without in any way limiting Bank's right at any time to demand payment of the entire principal amount of the Term Loan, and all interest accrued thereon, upon the occurrence of an Event of Default, which right is absolute and unconditional, the entire principal amount of the Term Loan, together with all interest accrued thereon, shall become due and payable in full on August 31, 1998, without notice, presentment, demand, notice of dishonor, or any notice of any kind.

                 (C) Interest on Term Loan. Borrower shall pay interest (based on a year having 360 days and calculated for the actual number of days elapsed) on the unpaid principal amount of the Term Loan outstanding from time to time from the date thereof until paid, payable as of the last day of each month commencing August 31, 1993, and continuing on the last day of each month thereafter, and, at the maturity thereof, at a rate per annum which shall be equal to the Adjusted Base Rate from time to time in effect. Any increase or decrease in the Adjusted Base Rate resulting from a change in the Base Rate shall become effective on the date of such change.

                 2.3 Letter of Credit Facility. Subject to the provisions of this Agreement, National Canada Finance Corp. or its parent corporation, National Bank of Canada (New York, New York), shall issue for and on behalf of Borrower standby letters of credit the issued and outstanding amounts of which, together with all unpaid draws thereon,
        (1) shall not exceed the lesser of (a) the Borrowing Base or (b) $5,000,000 (the "Letter of Credit Facility"), and (2) shall reduce, on a dollar for dollar basis, the Borrowing Base and the Revolving Loan Credit Limit. All draws made upon any issued and outstanding standby letter of credit shall bear interest at the Adjusted Base Rate from time to time in effect and all payments of principal, and accrued interest thereon, shall be due and payable in accordance with the provisions of Section 2.1(B) and (D) above.

                2.4     Fees and Additional Charges.

                (A) Commitment Fee. On the date of execution of the Third Amendment, Borrower shall pay to Bank a commitment fee of $175,000 (the "Commitment Fee").

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                (B) Unused Line Fee. Commencing July 31, 1991, and continuing on the last day of each month thereafter until such time as the Revolving Loan is terminated as provided herein and Borrower's Obligations are paid in full, Borrower shall pay to Bank an amount equal to one-quarter of one percent (1/4%) per annum of the difference between the Revolving Loan Credit Limit and the sum of (1) the issued and outstanding standby letters of credit and (2) the outstanding principal balance of the Revolving Loan during the preceding month (the "Unused Line Fee").

                 (C) Termination Fee. Prior to the Termination Date, Borrower may terminate this Agreement as of the last day of any month by giving Bank at least ninety (90) days prior written notice of the date on which this Agreement is to terminate, which date must be the last day of a month, and by paying to Bank on such termination date all of the outstanding principal balance due and payable under the Promissory Note, the Term Note, all other Obligations, and all accrued and unpaid interest thereon; provided, however, that if such specified date of termination is on or before the Termination Date, Borrower shall pay Bank an amount equal to one percent (1%) of the sum of the Revolving Loan Credit Limit and the original principal amount of the Term Loan (the "Termination Fee"). The Termination Fee shall be paid to Bank at the same time and in the same manner in which Borrower pays in full the then outstanding principal amounts and interest thereon due and owing under the Promissory Note, the Term Note and all other Obligations.

                 (D) Letter of Credit Fee. Borrower shall be obligated to pay Bank a per-annum amount equal to one and one-half percent (1.5%) of the face amount of each standby letter of credit issued by Bank for the benefit of Borrower (the "Letter of Credit Fee"). Each Letter of Credit Fee shall be due and payable in equal quarterly installments. The first quarterly installment of each Letter of Credit Fee shall be due and payable on the date of issuance of such Letter of Credit and any additional quarterly installments shall be due and payable in advance for each subsequent quarter in which a standby letter of credit is issued and outstanding for the benefit of Borrower.

                 2.5 Accountings. Any accounting rendered by Bank to Borrower shall be deemed correct and conclusively binding upon Borrower unless
        (A) Borrower notifies Bank by certified mail, return receipt requested, within thirty (30) calendar days after the date when each such accounting is mailed or otherwise delivered to Borrower, or (B) there exists a bona fide mistake in such

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        accounting regardless of which party discovers such mistake.

                 2.6 All Advances to Constitute One Loan. The Revolving Loan, the Term Loan, and all other amounts owed by Borrower to Bank under this Agreement, whether or not evidenced by a promissory note or term note, shall constitute one obligation of Borrower, secured by Bank's lien on and security interest in all of the Collateral. Borrower shall be liable to Bank for all of the Obligations, regardless of whether such Obligations arise as a result of advances made directly to Borrower, it being stipulated and agreed that all monies advanced by Bank hereunder inure to the benefit of Borrower, and that Bank is relying on the liability of Borrower in extending credit and otherwise making advances under this Agreement.

                 2.7 Excess Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest under this Agreement in excess of the highest applicable rate, such excess interest shall first be applied to any unpaid principal balance owed by Borrower and, if the then remaining excess interest is greater than the unpaid principal balance, Bank promptly shall refund such excess interest to Borrower.
        Notwithstanding anything to the contrary contained in this Agreement, the Promissory Note, or the Term Note, if the rate of interest payable on the Promissory Note or the Term Note is ever reduced as a result of this Section 2.7 and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in the Promissory Note or the Term Note, then the rate provided for in the Promissory Note or the Term Note, as the case may be, shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by Bank is that which would have been received by Bank but for the operation of this Section 2.7.

                 2.8 Revival. To the extent that Borrower makes a payment or payments to Bank or to the extent Bank receives any payment or proceeds of the Collateral for Borrower's benefit, which payment or proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver, or any other party

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        under any bankruptcy act, state or Federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received by Borrower, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect as if such payment or proceeds had not been received by Bank.

                 2.9 Optional Charge Against Revolving Loan. To the extent Borrower does not remit, when due, any payments of interest or, in the case of the Term Loan or any other loans or Obligations other than the Revolving Loan, any payment of principal or any other payment required to be made by Borrower to Bank pursuant to the terms of any of the Credit Documents within any applicable grace periods, Bank, at its option, may make such payment by increasing the outstanding principal balance of the Revolving Loan in order to prevent such amount from becoming past due, but it is expressly acknowledged and covenanted that Bank shall be under no obligation to do so.

                 2.10 Specific Conditions Applicable to Requests for Revolving Loan. In addition to all other conditions set forth in this Agreement, each request by Borrower for a Revolving Loan also is subject to the following specific conditions:

                 (A) Notice of Request. Borrower shall notify Bank in writing or telephonically of Borrower's request for a Revolving Loan, which request shall be received by Bank not later than 2:00 p.m., Cleveland, Ohio time and shall state the total amount of the Revolving Loan requested.

                 (B) Borrowing Base Certificate. Borrower's written request shall be accompanied by a duly completed and executed "Borrowing Base Certificate" in the form attached to this Agreement as Exhibit 2.9(B). If Borrower's request is made telephonically, the Borrowing Base Certificate shall be delivered to Bank no later than the next business day after such telephonic request is made. Each Borrowing Base Certificate shall demonstrate that the principal amount of the Revolving Loan, when added to the aggregate principal amount of all Revolving Loans then outstanding, shall not exceed the Borrowing Base, as determined based on the last Borrowing Base Certificate timely delivered to Bank pursuant to Section 5.4(B) of this Agreement.

                 (C) Borrower's Acceptance of Proceeds. The acceptance by Borrower of the proceeds of any Revolving Loan, as of the date of such acceptance, shall be deemed (1) to constitute a representation and warranty by Borrower that all conditions to the making of such

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        Revolving Loan set forth in this Agreement have been satisfied, and (2)
        a confirmation by Borrower of the granting and continuance of the Lien in favor of Bank created pursuant to this Agreement and the Credit Documents.

                 (D) Conditions to Making Revolving Loan. Bank shall not make any Revolving Loan unless (1) it shall have received Borrower's written or telephonic request and Borrowing Base Certificate in the prescribed time as set forth in paragraph (A) of this Section 2.10, (2) no Event of Default shall then exist or, immediately after the making of any Revolving Loan, would exist, (3) all provisions or covenants contained in Section 7 of this Agreement shall have been complied with or performed, (4) all of the Credit Documents shall be in full force and effect, (5) the representations and warranties contained in Section 6 of this Agreement shall be true and correct in all material respects as if made on and as of the date of such borrowing except to the extent that any thereof expressly relate to an earlier date, and (6) Bank shall not have made demand for the payment of the Obligations or otherwise terminated the availability of any Revolving Loan.

                 2.11 Manner of Payments. On or before the date they become due, Borrower shall make payments to Bank in immediately available funds, even if it contests any statement rendered by Bank; provided, however, that if any statement is subsequently proved to be incorrect, Bank, at the option of Borrower, shall (A) refund any overpaid amount to Borrower, or (B) grant a credit against amounts due for the following month in the appropriate amount. As to Obligations which become due and payable other than on a fixed date by their terms or as a result of demand for payment and/or acceleration on account of an Event of Default, Borrower immediately shall pay to Bank such Obligations in immediately available funds. Whenever any payment to be made hereunder including, but not limited to, any payment to be made on the Promissory Note or the Term Note, is stated to be due on a day which is not a banking day, such payment may be made on the next succeeding banking day and such extension of time in each such case shall be included in the computation of the interest payable on the Promissory Note or the Term Note or such other Obligation. Unless otherwise provided in this Agreement, all payments or prepayments made or due hereunder (including, but not limited to, payments with respect to the Promissory Note and the Term Note) shall be made in immediately available funds to Bank prior to 2:00 p.m., Cleveland, Ohio time, on the date when due. Payments

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        received by Bank after 2:00 p.m., Cleveland, Ohio time, shall be deemed to have been made on the next following banking day.

                 2.12 Default Interest. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the Default Rate, calculated daily on a 360-day year basis, based upon the actual number of days elapsed.

         E. Section 4.1 of the Loan Agreement is amended in its entirety as follows:

                 4.1 Grant of Security Interest. To secure the prompt payment and performance of the Obligations, and in addition to any other Collateral or Lien securing the Obligations, Borrower hereby grants to Bank a continuing security interest in and to all of the following Property of Borrower, whether now owned or existing or hereafter acquired or arising and wheresoever located:

                (A)     Inventory. All Inventory.

                (B)     Accounts. All Accounts.

                (C) Deposits. With respect to the Inventory and the Accounts (and all products and proceeds thereof): any and all deposits or other sums at any time credited by or due from Bank to Borrower, whether in a Depository Account or other account, together with any and all instruments, documents, policies, and certificates of insurance, securities, goods, choses in action, general intangibles, chattel paper, cash, or other Property, and the proceeds of each of the foregoing, to the extent owned by Borrower or in which Borrower has an interest and which now or hereafter are at any time in the possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any Person acting in Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise, or whether Bank had conditionally released the same, and any and all balances, sums, proceeds, and credits of Borrower with, and any claims of Borrower against, Bank.

                (D)     Fixed Collateral. All Fixed Collateral.

                (E) Palnut Property. The real property located at Glen Road, in Mountainside, New Jersey, 07092 including all buildings and improvements thereon (the "Palnut Property"), as further described on Exhibit A to the Mortgage.

                 (F) Accessions, Products, and Proceeds. All accessions to, substitutions for, and all replacements, products, and proceeds of the Property described in Subsections (A), (B), (C), (D) and (E) above including, but not limited to, proceeds of insurance policies insuring such Property and proceeds of all such proceeds.

                 (G) Books and Records. All books, records, and other property (including, but not limited to, credit files, programs, printouts, computer software, programs, and disks, magnetic tape and other magnetic media, and other materials and records) of Borrower pertaining to any of the Property described in Subsections (A), (B), (C), (D), (E) or (F) of this Section 4.1.

         F. The phrase "Contract Rate" set forth in Section 4.4 of the Loan Agreement is amended and replaced with the phrase "Adjusted Base Rate applicable to the Revolving Loan."

         G. The reference to Section 2.9(B) set forth in Section 5.4 of the Loan Agreement is hereby amended to mean and refer to Section 2.10(B).

         H. Section 6.1(Q) of the Loan Agreement is amended in its entirety as follows:

                 (Q) Fraudulent Conveyance. The security interests and liens granted by Borrower and/or the utilization of the proceeds of the borrowings described in this Agreement are not, and will not be, in violation or contravention of the general corporate laws of Delaware and New Jersey, the Uniform Fraudulent Conveyance Act as adopted in Delaware and New Jersey, or any other law designed for the protection of the rights of creditors.

         I. Section 7.1(L) of the Loan Agreement is amended in its entirety as follows:

                 (L) Government Accounts. If any of the Accounts arise out of a contract with the United States of America, or any department, agency, subdivision, or instrumentality thereof (the "U.S. Government"), promptly notify Bank thereof in writing and execute any instruments and take any other action required or requested by Bank to perfect Bank's security interest in such Accounts under the provisions of the Assignment of Claims Act of 1940, as amended. Borrower further agrees to provide to Bank, within thirty (30) days from the last day of each fiscal year of Borrower during the term of this Agreement, a list of unexpired contracts with the U.S. Government as of the last day of such fiscal year with a value of $75,000 or more, together with (1) the amount of proceeds yet to be received by Borrower under each such contract, and (2) the name, address and telephone number of each of the administrative contracting officer and the disbursing officer for each such contract.

         J. Item (11) of the table in Section 7.1(N) of the Loan Agreement is deleted in its entirety and item (10) of such table is amended in its entirety as follows:

                                                        Minimum
                                                        Tangible
             Date                                       Net Worth
             ----                                       ---------
        (10) As of March 31, 1995, and
             as of the last day of each
             quarter thereafter                         65,000,000

         K. Paragraph (1) of Section 7.1(N) of the Loan Agreement is amended in its entirety as follows:

                 (1) The net book value of all intangible assets including, but not limited to, goodwill, trademarks, trade names, copyrights, and rights in any thereof, and "special technologies"; provided, however, for purposes of this paragraph (1), intangible assets shall not include unamortized debt discount and expense or any intangibles arising from the Kinnedyne or the Coil Systems acquisitions by Borrower.

         L. Section 7.1(N) of the Loan Agreement is amended by adding the following paragraph to the end of such section:

                 For purposes of this Section 7.1(N) and Section 7.1(0), "Tangible Net Worth" shall be increased by the amount of the FAS 106 liability recorded by Borrower (if any) for the fiscal year ending March 31, 1994, up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000).

        M. Section 7.1(O) of the Loan Agreement is amended in its entirety as follows:

                 (O) Total Debt/Tangible Net Worth Ratio. Maintain at the close of each calendar quarter during the following time periods a "Total Debt to Tangible Net Worth" ratio which is equal to or less than as set forth below:

                                                        Total Debt/
                                                        Tangible Net

                    Date                                Worth Ratio
                    ----                                -----------

                (1) As of the date hereof and           0.8 to 1.0
                    through March 30, 1993

                (2) As of March 31, 1993, and           0.75 to 1.0
                    through the day immediately
                    prior to the date of
                    execution of the Third Amendment

                (3) As of the date of execution         1.0 to 1.0
                    of the Third Amendment and
                    through March 30, 1995

                (4) As of March 31, 1995, and at        0.9 to 1.0
                    the end of each quarter
                    thereafter

                 N. The first sentence of Section 7.1(P) of the Loan Agreement is amended in its entirety as follows:

                         At all times commencing on the date of the Third
                Amendment, maintain Working Capital of not less than $40,000,000.

                O. Section 7.2(H) of the Loan Agreement is amended in its entirety as follows:

                         (H) Capital Distributions. Except as permitted in
                Section 7.2(B) of this Agreement, pay dividends or make any distributions in cash or otherwise or effect any redemption or other distribution of property to any shareholder of Borrower or invest in or purchase any stock or securities of any individual, firm, or corporation (other than Borrower or existing Affiliates); provided, however, that commencing with the quarter ended December 31, 1992, and continuing for each calendar quarter thereafter, Borrower shall be entitled to pay after the close of each such quarter dividends with respect to its issued and outstanding shares which, when added to all additional dividends previously paid for such fiscal year, do not exceed 25% of Borrower's Net Income for the portion of such fiscal year ending the last day of such quarter (the "Permitted Capital Transactions"). "Net Income" shall mean Borrower's net income determined in accordance with GAAP; provided, however, that for the fiscal year ending March 31, 1994, "Net Income" shall mean Borrower's net income determined in accordance with GAAP increased by the FAS 106 expense of Borrower (if any) recorded for such year up to a maximum of Two Million Five Hundred Thousand Dollars ($2,500,000).

                P. Section 7.2(J) of the Loan Agreement is amended in its entirety as follows:

                         (J) Capital Expenditures. Make Capital Expenditures
                which would cause the Capital Expenditures of Borrower, determined in the aggregate in each fiscal year, to exceed the amounts set forth below:

                                                        Maximum
                                                        Capital
                    Date                                Expenditures
                    ----                                ------------

                (1) From April 1, 1992,                 $6,000,000
                    through March 31, 1993

                (2) From April 1, 1993,                  8,500,000
                    through March 31, 1994

                (3) From April 1, 1994,                  9,500,000
                    through March 31, 1995,
                    and each fiscal year
                    thereafter

                 Q. Section 10.1(A) of the Loan Agreement is amended in its entirety as follows:

                         (A) Payment of Debt Service. Failure by Borrower to
                (1) make payment of principal or interest on the Promissory Note or the Term Note on or within two (2) days after the due date thereof, (2) pay any other Obligation on or within ten
                (10) days after the due date thereof, (3) remit Accounts or deposit funds as required by the terms of this Agreement; or
                (4) make payment of any other sum on the Promissory Note or the Term Note within ten (10) days after receipt by Borrower from Bank of notice of such failure to pay.

                 R. Section 10.2 of the Loan Agreement is amended in its entirety as follows:

                         10.2 Acceleration of the Obligations. Upon and after
                the occurrence of an Event of Default and upon notice by Bank to Borrower in the manner set forth in Section 12.10 hereof, all of the Obligations due or to become due from Borrower to Bank, whether under this Agreement, the Promissory Note, the Term Note, or otherwise, at the option of Bank immediately shall become due and payable, anything in the Promissory Note, the Term Note, or other evidence of the Obligations or in any of the other Credit Documents to the contrary notwithstanding.

                 S. Section 10.3(E) of the Loan Agreement is amended by adding the following sentence to the end of such section:

                In addition, all moneys, securities and other properties of Borrower, and the proceeds thereof, now or hereafter held or received by Bank from or for the account of Borrower, including any and all deposits, account balances and credits of Borrower with Bank at any time existing, may be set-off and applied against any Obligations in accordance with the provisions of this Agreement without any necessity on Bank's part to resort to other security or sources of reimbursement for the Obligations.

        SECTION II. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

                 Borrower represents, warrants, and covenants that it has good and marketable title to the Collateral free and clear of all liens, claims, mortgages, security, interests, pledges, charges or encumbrances whatsoever (other than Permitted Liens or as have otherwise been permitted by Bank pursuant to the Loan Agreement, as amended), except as have been granted to Bank.

                 A. To the extent such representations, warranties and covenants pertain to or are to be performed by Borrower, all representations, warranties and covenants in the Loan Agreement, as amended by the First Amendment, the Second Amendment, and the Letter Agreement, shall continue and be binding on Borrower under this Third Amendment.

        SECTION III. CONDITIONS PRECEDENT.

                 Borrower acknowledges that the effectiveness of this Third Amendment is subject to the following:

                 A. Receipt by Bank of the following documents on the date of this Agreement, all in form and substance satisfactory to Bank and its counsel:

                         1. A certified copy of resolutions of Members of the
                Board of Directors of Borrower approving this Third Amendment and all of the matters described in this Third Amendment, and authorizing the execution, delivery, and performance by Borrower of this Third Amendment, the Second Amendment To Promissory Note, the Term Note, the Mortgage, and every other document required to be delivered pursuant to this Third Amendment.

                         2. The Second Amendment To Promissory Note executed by
                Borrower and accepted by Bank in substantially the same form as is attached to this Third Amendment as Exhibit A.

                         3. The Term Note, executed by Borrower.

                         4. The Mortgage executed by Borrower and delivered to
                the escrow agent to be used by Borrower and TRW, Inc. ("TRW") relating to Borrower's acquisition of the Palnut Property.

                         5. A legal opinion of Riordan & McKinzie.

                         6. Legal opinions from Borrower's local counsel in
                each of New Jersey, Pennsylvania and Illinois.

                         7. A certificate signed by a duly authorized officer
                of Borrower to the effect that:

                                 (a) As of the date hereof, no Event of Default
                        has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default; and

                                 (b) The representations and warranties set
                        forth in Section 6.1 of the Loan Agreement are true as of the date of this Third Amendment.

                         8. A certificate of Borrower's corporate secretary
                certifying (a) to the incumbency and signatures of the officers of Borrower signing this Third Amendment and every other document to be delivered pursuant to the Third Amendment, (b) to the effect that Borrower's Certificate of Incorporation has not been amended since the execution of the Loan Agreement, and
                (c) to the effect that Borrower's Bylaws have not been amended since the execution of the Second Amendment, and each of Borrower's Certificate of Incorporation and Bylaws are in full force and effect.

                         9. UCC-1 Financing Statements signed by a duly
                authorized officer of Borrower.

                         10. On or before August 13, 1993, an updated list of
                Borrower's government contracts, and documentation executed by Borrower necessary to effectuate an assignment of the proceeds under such contracts to Bank.

                         11. A title commitment policy relating to the Palnut
                Property.

                         12. Such other documents as Bank may reasonably
                request to implement this Third Amendment and the transactions described in this Third Amendment.

                         B. The consummation of the acquisition by Borrower
                from TRW Inc. ("TRW") of TRW's Fastener Division (including, but not limited to, the Palnut Property).

                         C. Approval of the transfer of the Palnut Property by
                any and all state and local environmental agencies of the state of New jersey, and the resolution of all environmental issues to the satisfaction of Bank and its counsel.

                SECTION IV. APPLICABLE LAW.

                         This Third Amendment shall be deemed to be a contract
                under the laws of the State of New Jersey, and for all purposes shall be construed in accordance with the laws of such State.

                SECTION V. COUNTERPARTS.

                         This Third Amendment may be executed in any number of
                counterparts, all of which taken together shall constitute one and the same instrument, and any one of the parties hereto may execute this Third Amendment by signing any such counterpart.

                         IN WITNESS WHEREOF, the parties have executed this
                Third Amendment by their duly authorized officers this 2nd day August, 1993.

                TRANSTECHNOLOGY CORPORATION     NATIONAL CANADA FINANCE CORP.

                By: /s/ Chandler J. Moisen      By: /s/ Robert T. Strathern
                   ------------------------        -----------------------------

                Title: Sr. VP & CFO             Title: Vice President - Manager
                       --------------------            -------------------------


                                                NATIONAL BANK OF CANADA (NEW
                                                (NEW YORK, NEW YORK)

                                                By: /s/ Robert T. Strathern
                                                   -----------------------------

                                                Title: Agent
                                                      --------------------------

                              SCHEDULE OF EXHIBITS

Exhibit A - Form of Second Amendment To Promissory Note
Exhibit B - Form of Mortgage
Exhibit C - Form of Term Note

                                      -20-

                                       65